Exhibit 99.7
FINAL
TITLE:
In Vivo and Ex Vivo Characterization of Vilazodone as a Serotonin Reuptake Inhibitor and 5-HT1A Receptor Partial Agonist
AUTHORS:
John H. Kehne, Ph.D.1, Gerd D. Bartoszyk, Ph.D.2, Hartmut E. Greiner, Ph.D.2, Kerri A. Pierz, Ph.D.3, Matthew J. Renda, Ph.D.3, Carol R. Reed, M.D3, Maria C. Athanasiou, Ph.D.3

1Translational Neuropharmacology Consulting, LLC, Rockville MD; 2Merck KGaA, Darmstadt, Germany; 3PGxHealth, LLC, a Division of Clinical Data, New Haven, CT
ABSTRACT: (Current abstract word count = 244 words; maximum allowed, 250)
PRIMARY CATEGORY: pharmacology pre-clinical
SECONDARY CATEGORY: mood disorder
Background: Vilazodone HCl is a novel compound in Phase 3 trials for the treatment of depression. The functional in vivo and ex vivo bioassays presented here characterize the dual mechanism of action of vilazodone as a serotonin reuptake inhibitor (SRI) compared with the SSRI fluoxetine and as a 5-HT1A receptor agonist compared with 8-OH-DPAT.
Methods: Serotonin reuptake inhibition following subcutaneous (sc) and oral (po) administration of vilazodone and fluoxetine was assessed in two ex vivo models, [3H]5-HT uptake in synaptosomes from mouse hypothalamus and PCA-induced 5-HT depletion from rat hypothalamus. 5-HT1A receptor agonism of vilazodone was assessed in rats in the in vivo drug differential lever-pressing discrimination procedure (FR-10 schedule) when injected intraperitoneally (ip) with saline or 8-OH-DPAT (0.4 mg/kg).

FINAL
Results: Vilazodone inhibited serotonin reuptake in mouse synaptosomes (ID50=0.5 mg/kg sc, 1.4 mg/kg po) more potently than fluoxetine (ID50=1.6 mg/kg sc, 2.3 mg/kg po) and also in the rat PCA model (vilazodone ID50=0.7 mg/kg sc, 3.8 mg/kg po; fluoxetine ID50=2.1 mg/kg sc, 4.2 mg/kg po). In drug discrimination, the 8-OH-DPAT training dose was recognized with 95% accuracy. Vilazodone dose dependently generalized to the 8-OH-DPAT cue with a maximal generalization response of 54% at 4 mg/kg ip.
Conclusions: Vilazodone demonstrated potency equivalent to or greater than that of fluoxetine in ex vivo serotonin reuptake bioassays and also had activity consistent with 5-HT1A receptor agonism in a functional in vivo assay. This dual mechanism of action of vilazodone may have potential for treating depression in humans.